Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement is made between Thomas A Kroll, whose address  is 59196 Clover Road, Mishawaka, IN  46544 (hereinafter “Consultant”) and CTS Corporation, an Indiana corporation, whose address is 905 West Boulevard North, Elkhart, Indiana 46514 (hereinafter “CTS”).

WHEREAS, CTS wishes to benefit from the skills and abilities of Consultant and Consultant is an independent contractor who has agreed to provide his services to CTS upon the terms and subject to the conditions set out in this Agreement;

NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.
Term.  Effective April 1, 2014, Consultant shall supply professional services to CTS for a term of six (6) months.  This Agreement shall automatically expire on September 30, 2014.  The parties may agree to renew this Agreement or to extend the term of this Agreement upon mutual written consent.

2.
Scope of Consulting and Advisory Services.  During the term of this Agreement, Consultant agrees to remain available on an irregular, part-time basis to render consulting and advisory services consistent with his professional background and experience.

3.
Consultant’s Fee.  In consideration for consulting services, CTS shall pay to Consultant five thousand dollars ($5,000) per month.  Consultant shall be required to work no more than twenty (20) hours per month on average.

In the event that Consultant must incur charges or expenses in connection with the performance of services hereunder, CTS agrees to reimburse Consultant for such expenses, provided that Consultant obtains CTS’ approval prior to incurring such expenses. Consultant agrees to submit requests for reimbursement of expenses in the manner prescribed by CTS and to provide such supporting documentation as CTS deems reasonably necessary.

Upon expiration of this Agreement, Consultant’s fee shall be paid until the date of expiration and authorized and documented expenses incurred by Consultant prior to the date of expiration shall be reimbursed.

Consultant shall at all times pay any and all taxes, including, without limitation, any self-employment taxes, required by law to be paid by an independent contractor in relation to the provision of the services, or receipt by him of the fee or both (including any interest or penalties imposed in respect of such payments).

Consultant shall indemnify and keep indemnified CTS for all time from and against any and all costs, claims, penalties, liabilities and expenses incurred in respect of income tax, social security or other taxes or contributions due by Consultant in relation to the provision of the services or payment of the fee.  Without prejudice to the foregoing, if for any reason CTS shall become liable to pay, or shall pay, any taxes or other payments, CTS shall be entitled to deduct from any amounts payable to Consultant all amounts so paid or required to be paid by it in that respect.

CTS shall not have any obligation to pay for or keep in effect any health, life or other insurance for the benefit of Consultant, pay any employment or similar taxes, make any tax withholdings or provide any benefits to Consultant that CTS provides to its employees.

4.
Independent Contractor. Consultant shall at all times be an independent contractor under this Agreement, and not a co-venturer, agent, employee or representative of CTS and no act or omission shall in any way be binding upon or obligate CTS.  No change in Consultant’s duties shall result in or be deemed to be a modification of the terms of this Agreement. Consultant hereby represents and warrants to CTS that Consultant is an independent contractor for all purposes, including but not limited to tax purposes. Nothing in this Agreement shall be construed as or have the effect of constituting any relationship of employer and employee between CTS and Consultant.

Consultant shall not have any right or power whatsoever to contract on behalf of CTS or bind CTS in any way in relation to third parties unless specifically authorized to do so.

Consultant shall indemnify and keep indemnified CTS for all time from and against any and all costs, claims, liabilities and expenses incurred in respect of Consultant's engagement by CTS or his performance (or non-performance) of the services including in respect of any act, neglect or default of Consultant.

5.
Assignment of Intellectual Property.  Consultant agrees to, and does hereby sell, assign and transfer to CTS, Consultant’s entire right, title and interest in and to all works, findings, reports, writings, inventions, disclosures, discoveries, trade secrets, shop rights, proprietary rights, improvements, processes, developments, methods, formulas and designs Consultant may write, invent, conceive, discover, develop or learn during, or in connection with, consulting and advisory services performed by Consultant for CTS (hereinafter referred to as “Work Product”).  Consultant agrees to disclose all Work Product to CTS and agrees to execute any instruments and do all other things reasonably requested by CTS (during and after engagement by CTS) in order to vest more fully in CTS all ownership rights in Work Product. Consultant’s obligation hereunder shall include but not be limited to providing assistance and executing all documents as may be necessary or proper for the filing and prosecution of letters patent, both U.S. and foreign, or assigning to CTS or its designee any patent applications, pertaining to Work Product.

6.
Confidential Information.  Consultant acknowledges that Consultant shall or may be making use of and/or may be adding to confidential information of a special and unique nature and value relating to such matters as CTS’ products, trade secrets, systems, designs, methods, computer software, documentation, manuals, white papers and other confidential reports and communications (“Confidential Information”). Consultant further acknowledges that any information and materials received by Consultant from third parties shall be included in the definition of Confidential Information. Consultant acknowledges that Consultant is granted only a limited right to use Confidential Information for the purpose of performing services under this Agreement and shall assert no right, title or interest in Confidential Information. Consultant agrees that Consultant shall not directly or indirectly, during the term of this Agreement and thereafter, disclose, divulge, reveal, report, publish, transfer or use Confidential Information for any purpose whatsoever except as required in the performance of services under this Agreement. Consultant shall not remove Confidential Information from CTS’ premises without CTS’ consent.  Upon termination, Consultant shall promptly return any CTS confidential information in her possession to CTS and shall not retain any copies thereof. Consultant must at all times use his best efforts to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of Consultant.

7.	Applicable Law. This Agreement and all questions arising in connection therewith shall be governed by the laws of the State of Indiana.

8.
Assignment.  All rights, benefits and duties of CTS under this Agreement shall be transferable by CTS to its successors and assignees, and all covenants and agreements herein shall inure to the benefit of, and be enforceable by, or against, CTS' successors and assignees.  Consultant may not assign this Agreement or any duties hereunder without the express written consent of CTS.

9.
No Prior Agreements. Consultant represents that Consultant’s performance under this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement related to proprietary information, knowledge or data acquired by Consultant in confidence, trust or otherwise prior to Consultant’s engagement by CTS) to which Consultant is a party or by the terms of which Consultant may be bound.  Consultant covenants and agrees that Consultant shall not disclose to CTS or induce CTS to use any such proprietary information, knowledge or data belonging to any previous client, employer or others.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 7th day of December, 2013.

CTS Corporation                                                                                      Thomas A. Kroll

By:      /s/ Kieran O’Sullivan                                                         /s/ Thomas A. Kroll
    Kieran O’Sullivan
    President & Chief Executive Officer